Exhibit 99.1

Media Contact:	Jeffrey D. Moder 319.295.0591 jdmoder@rockwellcollins.com

Investor Contact:	Daniel Crookshank 319.295.7575 investorrelations@rockwellcollins.com

Rockwell Collins sales increase 20% for the third quarter of fiscal year 2004; fiscal year 2004 EPS guidance raised to $1.60 to $1.65

CEDAR RAPIDS, Iowa (July 27, 2004) -- Rockwell Collins, Inc. (NYSE: COL) today reported earnings per share of 42 cents for the fiscal year 2004 third quarter ended June 30, 2004. Excluding a 7 cent per share gain related to a favorable tax ruling on an over funded life insurance reserve fund from the 43 cent per share results reported for the same period last year, earnings per share increased by 6 cents, or 17%, over comparable prior year third quarter earnings per share of 36 cents. Net income was $76 million compared to $77 million reported for the third quarter of fiscal year 2003, which included $12 million related to the favorable tax ruling gain. Third quarter sales were $744 million, an increase of $124 million, or 20%, over last year's third quarter sales of $620 million. NLX, a simulation and training business acquired in December 2003, accounted for $32 million, or 5 percentage points of the sales growth while organic sales grew by 15%.

Cash provided by operating activities for the first nine months of fiscal year 2004 was $177 million including $125 million in voluntary pension contributions to the company's qualified pension plans. This compares to prior year cash provided by operating activities of $203 million which included $40 million in voluntary pension contributions to the company's qualified pension plans. Excluding the impact of the pension contributions in each period, year-to-date cash provided by operating activities would have been $302 million in the current fiscal year, a $59 million increase over the comparable prior year amount of $243 million.

"The strong sales and profit growth reported this quarter demonstrates the high level of performance our company is designed to deliver, especially as the market segments served by both of our businesses now appear to be in growth cycles," said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. "The balance between our Commercial and Government Systems businesses and the cost effective shared service approach applied throughout our company have been key factors to our success and will continue to be as we move through this cycle.

"The operating margin posted by Commercial Systems of nearly 15% demonstrates the ability of this business to convert increased sales and productivity improvement initiatives into higher levels of profitability," added Jones.

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved third quarter sales of $388 million, an increase of $59 million, or 18%, from sales of $329 million reported for the same period last year. Sales from NLX accounted for $32 million, or 10 percentage points of the sales growth, while organic sales increased by 8%, primarily due to higher sales on the KC-135 aircraft retrofit and F-22 production programs, various advanced communication programs, and the Joint Tactical Radio System (JTRS), Joint Strike Fighter (JSF) and Future Combat Systems (FCS) development contracts.

Government Systems' third quarter operating earnings increased by $5 million to $69 million from the $64 million reported last year, principally due to the higher sales volume. As anticipated, the current quarter operating margin decreased to 17.8% from the 19.5% operating margin reported for the same period a year ago due to lower margin sales from NLX and the JTRS, JSF and FCS development contracts comprising a higher proportion of current year revenues partially offset by Government Systems incurring lower operating expenses as a percent of sales.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $356 million, an increase of $65 million, or 22%, over the $291 million reported for the same period a year ago. Total original equipment sales increased by 24% while total aftermarket sales increased by 21%.

Higher Commercial Systems original equipment sales were driven by increased customer demand for aviation electronics products and systems in all of its served markets, particularly related to new business jets. The significant year-over-year improvement in flight hours in all geographic regions of the world coupled with improving airline profitability, especially in Asia, contributed to the increase in aftermarket sales.

Commercial Systems third quarter operating earnings increased 51% to $53 million, compared to $35 million for the same period a year ago. Operating margin for the current year third quarter improved to 14.9% as compared to 12.0% for the same period last year. This improved operating performance was primarily due to the higher sales volume combined with the effects of cost containment and productivity improvement initiatives put in place over the last few years which enabled Commercial Systems to hold operating expenses at about the same level as a year ago.

Corporate

General corporate, net was $12 million of expense for the third quarter of fiscal year 2004 compared to $11 million of income for the third quarter of fiscal year 2003. Third quarter fiscal year 2003 benefited from a pre-tax gain of $20 million related to a favorable tax ruling on an over funded life insurance reserve fund.

Current year general corporate, net expense includes a pre-tax charge of $7 million related to a write down of the company's equity investment in Tenzing Communications. This charge was offset by a pre-tax gain of $7 million related to the resolution of a legal matter brought by the company that existed prior to the company's spin off.

Financial Highlights:

Based on the strength of the company's balance sheet and demonstrated ability to generate strong operating cash flow, the company announced several actions during the third quarter targeted at providing additional value to its shareowners:

  The company increased the amount of its regular quarterly per share dividend by 33% to 12 cents from 9 cents effective with the next dividend payable on September 7, 2004.
  On June 30, 2004, the company's Board of Directors authorized the repurchase of an additional $200 million of company common stock, raising the total authorized share repurchases remaining as of June 30, 2004 to $210 million. During the third quarter ended June 30, 2004, the company repurchased 2 million shares of its common stock at a total cost of $61 million.

Business Highlights:

  Rockwell Collins, as a member of the General Dynamics team, has been selected to develop small, lightweight software-defined radios for use by all of the branches of the U.S. military under the U.S Army's Joint Tactical Radio System (JTRS) Cluster 5 program. Based on a common Software Communication Architecture, the JTRS is a family of software-programmable tactical radios that will allow the use of common software waveform applications ensuring interoperability with current and future force radios. By delivering three different device types -- power-efficient manpack, handheld and "small-form-factor" applications -- the program will meet future warfighting needs for decades to come. Potential future revenues to Rockwell Collins under the JTRS Cluster 5 program is $46 million related to the initial contract for the systems design and development phase of the program expected to be performed over the next four years, and about $2 billion in total through 2020. Coupled with the fiscal year 2002 win on the JTRS Cluster 1 program, Rockwell Collins now anticipates potential future revenues in excess of $5 billion from JTRS-related programs.
  The U.S. Air Force authorized Rockwell Collins to begin the $36.9 million Lot II, the first phase of full rate production, as part of the C/KC-135 Global Air Traffic Management (GATM) program. This first full rate production phase calls for the build, delivery and installation of 30 additional R-model aircraft ship sets with deliveries beginning in April 2005. Fully executed, the GATM program could generate $600 million in revenue for Rockwell Collins.
  The U.S. Air Force selected Rockwell Collins as a prime contractor for a five-month study of potential solutions for the Ground Element Minimum Essential Emergency Communications Network (MEECN) System (GEMS) program. The initial contract for the Concept and Technology Demonstration (C&TD) phase is valued at approximately $2 million. The System Design and Development phase of the program is expected to be awarded in 2005.
  The Boeing Company selected Rockwell Collins to provide the pilot controls for Boeing's new 7E7 Dreamliner aircraft. This award is in addition to Boeing's previous selection of Rockwell Collins as the provider of display, communication and surveillance systems and the core network cabinet for this new aircraft. Rockwell Collins is also assisting Smiths Aerospace by providing certain elements of the common data network that will be used on the 7E7. In total, these selections have the potential to provide the company with up to $3.5 billion in revenues over the life of the program.
  Air New Zealand provided a letter of intent selecting the company's eTES ™ product to provide in-flight entertainment on seven Boeing 747-400 aircraft (plus one option aircraft). The retrofit installations will begin in the middle of next year and will provide interactive audio and video on-demand (AVOD) throughout the cabin.
  Rockwell Collins and LogisTechs, Inc. entered into a 10-year spare parts service agreement to support Mesa Air Group, Inc. Collins Aviation Services (CAS) will perform repair chain management of Collins and non-Collins rotable components on Mesa's CRJ 100/200 regional aircraft at a fixed rate per flying hour. This represents the company's first Rotable Total Service Solution contract.

Fiscal Year 2004 Outlook

Taking into account the strength of the company's third quarter sales, it is now anticipated that fiscal year 2004 revenues will be approximately $2.9 billion. The company had previously forecast fiscal year 2004 revenues to be in the range of $2.8 billion to $2.85 billion. As a result of this higher level of expected sales, the company is increasing its fiscal year 2004 earnings per share guidance by five cents to be in the range of $1.60 to $1.65.

Government Systems sales are expected to represent approximately 53% of total fiscal year 2004 company sales and are still projected to increase by about 21% over fiscal year 2003, with approximately 8 percentage points of the increase coming from NLX. Commercial Systems sales are expected to represent about 47% of total fiscal year 2004 company sales on expected growth in the high single digit range over fiscal year 2003 sales.

As anticipated, Government Systems operating margin is projected to decrease from the 18.7% posted for the first nine months of fiscal year 2004 to be approximately 18% for the full fiscal year due to an expected increase in lower margin revenues from NLX and an expected increase in the proportion of lower margin development contract sales. Commercial Systems full year operating margin is projected to be approximately 14% for fiscal year 2004.

Cash provided from operating activities for the fiscal year is projected to be in the range of $275 million to $325 million, including the $125 million in voluntary contributions to our qualified pension plans in October 2003. The company had previously forecast fiscal year 2004 cash from operating activities to be in the range of $225 million to $275 million.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 27, 2004. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through August 27, 2004.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; demand for and market acceptance of new and existing products and services; performance of our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risks inherent in developing new technologies and products for our customers; risk of significant and prolonged disruption to air travel (including any future terrorist attacks); our ability to execute to our internal performance plans as well as our acquisition, strategic and integration plans; achieving our planned effective tax rates; favorable outcomes of certain customer procurements and congressional approvals; changes to new aircraft build rates; product reliability; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION (Unaudited) (in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2004	2003	2004	2003

Sales
Government Systems	$388	$329	$1,076	$881
Commercial Systems	356	291	1,015	918
Total sales	$744	$620	$2,091	$1,799

Segment operating earnings
Government Systems	$69	$64	$201	$167
Commercial Systems	53	35	141	106
Total segment operating earnings	122	99	342	273

Interest expense	(2)	(1)	(6)	(3)
Earnings from corporate-level equity affiliate	-	1	1	3
General corporate, net	(12)	11	(30)	(9)
Income before income taxes	108	110	307	264

Income tax provision	(32)	(33)	(92)	(79)
Net income	$76	$77	$215	$185

Diluted earnings per share	$0.42	$0.43	$1.19	$1.03

Average diluted shares outstanding	179.3	179.1	179.9	180.0

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET (Unaudited) (in millions)

			June 30,	September 30,
			2004	2003
Assets
Cash			$57	$66
Receivables			600	525
Inventories			688	618
Current deferred income taxes			179	178
Income taxes receivable			6	17
Other current assets			34	23
Total current assets			1,564	1,427

Property			395	401
Goodwill and intangible assets			567	440
Other assets			287	323
Total assets			$2,813	$2,591

Liabilities and shareowners' equity
Short-term debt			$-	$42
Accounts payable			186	198
Compensation and benefits			221	216
Income taxes payable			24	3
Product warranty costs			151	144
Other current liabilities			363	298
Total current liabilities			945	901

Long-term debt			196	-
Retirement benefits			708	824
Other liabilities			26	33

Shareowners' equity			938	833
Total liabilities and shareowners' equity			$2,813	$2,591
ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION (Unaudited) (in millions)

			Nine Months Ended June 30
			2004	2003
Operating Activities:
Net income			$215	$185
Adjustments to arrive at cash provided by operating activities:
Depreciation			69	70
Amortization of intangible assets			12	9
Pension plan contributions			(130)	(45)
Compensation and benefits paid in common stock			48	30
Deferred income taxes			30	67
Tax benefit from the exercise of stock options			7	5
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
	Receivables		(39)	43
	Inventories		(68)	(17)
	Accounts payable		(27)	(56)
	Income taxes		34	(41)
	Compensation and benefits		4	(22)
	Other assets and liabilities		22	(25)
	Cash Provided by Operating Activities		177	203

Investing Activities:
Acquisition of businesses, net of cash acquired			(126)	2
Property additions			(50)	(44)
Proceeds from the disposition of property			1	4
Acquisition of intangible assets			(11)	-
Investment in equity affiliates			-	(5)
	Cash Used for Investing Activities		(186)	(43)

Financing Activities:
Proceeds from issuance of long-term debt			198	-
Net decrease in short-term borrowings			(42)	(18)
Purchase of treasury stock			(134)	(93)
Cash dividends			(48)	(48)
Proceeds from exercise of stock options			30	15
	Cash Provided by (Used for) Financing Activities		4	(144)

Effect of exchange rate changes on cash			(4)	(7)

Net Change in Cash			(9)	9
Cash at Beginning of Period			66	49
Cash at End of Period			$57	$58